Press Release	Source: Westar Oil Inc

Westar Oil Receives Bureau of Indian Affairs Approval
Wednesday September 5, 7:00 am ET

DALLAS, TX--(MARKET WIRE)—September 5, 2007 -- Terax Energy (OTC BB:TEXG.OB -News) soon to be known as Westar Oil and Gas Inc, has announced that it has received approval to lease nearly 6,000 acres from the Department of Interior, Bureau of Indian Affairs in Osage County Oklahoma. The lease is comprised of thirty-four (34) leases, which covers nearly 6,000 acres. The terms of the lease are a payment of $ 2,500 per lease as a bonus payment with a 18.75% royalty payment with a 14 month primary lease term. It is the intention of Westar Oil Inc. to begin drilling the first of 22 wells over the next 60 days. The area in which the leases are located includes existing production with multi-pay zones and formations. Westar will utilize local drilling contractors to drill and complete the wells. Westar Oil Inc. will be the operator of record. It is expected that when fully developed the leases should generate in excess of 600 barrels per day of production. The closing of the transaction is subject to certain closing conditions, including, among other conditions: receipt of all applicable permits, authorizations, consents, or approvals required consummating the transaction.

About Terax Energy

Terax Energy is an independent oil exploration and production company. The company is focused on gas reserves located in the Barnett Shale Formations.

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Westar Oil believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

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Source: Westar Oil, Inc.